UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 24, 2007

Date of Report (Date of earliest event reported)

LIGHTPATH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27548	86-0708398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

(Address of principal executive office, including zip code)

(407) 382-4003

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LightPath Technologies, Inc.

Form 8-K

Item 8.01.	Other Events.

In July 2007 the Company raised gross proceeds of approximately $3,200,000 by way of the sale of newly issued common stock and warrants to certain institutional and private investors. Professional fees of $207,000 were paid netting the proceeds to the Company of $2,993,000. 800,000 shares of common stock were sold at $4.00 per share. The investors also received warrants with an exercise period of five years beginning on January 26, 2008 for the future purchase of 240,000 shares of the Company’s common stock at $5.25 per share. If all of the warrants are ultimately exercised an additional $1,300,000 will be raised.

On September 24, 2007, the Company received a letter from one of the investors that purchased $500,000 of common stock issued in the offering demanding rescission of their investment and reimbursement of indemnification of the investor for its expenses incurred in connection with transaction. The demand was based on the investor’s allegations that the Company failed to disclose facts material to the investor in making its investment decision, for example alleged omissions relating to the termination of the employment of Kenneth J. Brizel, the Company’s then Chief Executive Officer and the Company’s financial condition, and breached certain representations and warranties set forth in the Securities Purchase Agreement executed with respect to the transaction. The Company believes there is no factual basis for the investor’s claims and have responded to the investor rejecting the demand.

On October 24, 2007, the Company was served with a complaint filed by the investor against the Company, Mr. Brizel, and Mr. Ripp, the Company’s Chairman, in the United States District Court for the Southern District of New York. In the complaint, the investor is seeking, among other things, rescission of its purchase and the return of its $500,000 investment, as well as reimbursement of its expenses incurred in connection with its investment. The Company intends to vigorously defend against this litigation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTPATH TECHNOLOGIES, INC.

Dated: October 30, 2007	By:	/s/ Dorothy M. Cipolla
Dorothy M. Cipolla, Chief Financial Officer

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